EXHIBIT 99.1

                           BLUE DOLPHIN ENERGY COMPANY



                                  NEWS RELEASE
                                  ------------


FOR IMMEDIATE RELEASE                                             April 29, 2005

Houston, Texas - Blue Dolphin Energy Company (NASDAQ Symbol: BDCO)

BLUE DOLPHIN ENERGY COMPANY REPORTS DEBT RESTRUCTURING

Blue Dolphin Energy Company ("Company") announced that it has entered into additional Note Modification Agreements and Waiver Agreements with certain investors (the "Investors"). The Investors hold promissory notes in the principal amount of $175,000 and were issued warrants exercisable to acquire 666,672 shares of the Company's common stock, pursuant to the Note and Warrant Purchase Agreement dated September 8, 2004. The promissory notes bear interest at 12% per annum of which 4% is payable monthly and 8% is payable at maturity.

Pursuant to the terms of the Note Modification and Waiver Agreements, the Company and the Investors agreed as follows:

         o To extend the maturity date of the Investor's promissory notes from September 8, 2005 to June 30, 2006,

         o To defer the payment of all interest on the promissory notes until maturity,

         o To allow the Investors to sell shares of the Company's common stock that they may receive or have received upon exercise of the warrants prior to the expiration of their lock-up period on August 31, 2005, and

         o To accelerate the date the Company is required to file a registration statement registering the resale of the shares of the Company's common stock that the Investors may acquire upon exercise of warrants to May 15, 2005.

Including the above, the Company has now extended the maturity of $450,000 principal amount of promissory notes that were due on September 8, 2005 to June 30, 2006. The remaining $300,000 principal amount of promissory notes, issued in September 2004, are due September 8, 2005.

Blue Dolphin Energy Company is engaged in the gathering and transportation of natural gas and condensate. Questions should be directed to G. Brian Lloyd, Vice President, Treasurer, at the Company's offices in Houston, Texas, 713-227-7660. For further information see our Home Page at http://www.blue-dolphin.com.

Certain of the statements included in this press release, which express a belief, expectation or intention, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended, and the Securities
Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, general economic conditions, interest rates, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.